UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT TO
SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):  December 2, 2013

AMERICAN STANDARD ENERGY CORP.
(Exact name of registrant as specified in its charter)

Delaware	333-132948	20-2791397
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

4800 North Scottsdale Road
Suite 1400
Scottsdale, Arizona		85251
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (480) 371-1929

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐           Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐           Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐           Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐           Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.

ASEN 2, Corp. ("ASEN 2"), a Delaware corporation and wholly-owned subsidiary of American Standard Energy Corp. (the "Company"), issued a secured convertible promissory note (the "Note") dated July 23, 2013, as amended, pursuant to the terms and conditions of that certain Note and Warrant Purchase Agreement, dated February 9, 2012, as amended (the "Purchase Agreement"), by and among ASEN 2, Pentwater Equity Opportunities Master Fund Ltd, a Cayman Islands corporation ("Opportunities"), and PWCM Master Fund Ltd., a Cayman Islands corporation (together with Opportunities, the "Investor"), and the Company, as guarantor.  Pursuant to the terms of the Note, an event of default occurs upon any failure to make any payment of the principal amount under the Note or the Purchase Agreement as and when the same shall be due and payable (whether on the maturity date or by acceleration or otherwise).  Further, whenever any payment to be made shall be due on a day which is not a Business Day (as defined in the Note), such payment shall be due on the next succeeding Business Day.  Pursuant to that certain Letter Agreement, dated as of April 5, 2013 (the "Letter"), by and between the Investor and ASEN 2, the maturity date of the Note was December 1, 2013 (the "Maturity Date"), a Sunday.  As such, the principal amount under the Note was due and payable on December 2, 2013, the next succeeding Business Day.  ASEN 2 did not pay the principal amount due under the Note as of December 2, 2013. As a result of ASEN 2's failure to pay the principal amount when due and payable, an event of default occurred under the Note (the "Event of Default").

As a result of the Event of Default, the Investor has the right to, at any time at Investor's option, (i) commence any legal or other action to collect any or all of the indebtedness from ASEN 2 and any other person liable therefor and/or any collateral, (ii) foreclose or otherwise realize on any or all of the collateral and/or as appropriate, set-off or apply to the payment of any or all of the principal balance of the Note, including fees and expenses, any or all of the collateral, (iii) take any other enforcement action or otherwise exercise any or all rights and remedies provided for by any or all of the purchase documents or applicable law, and/or (iv) to reject any forbearance, financial restricting or other proposal made by or on behalf of ASEN 2.

Pursuant to the Note, upon the occurrence and during the continuance of the Event of Default, all amounts payable under the Note shall bear interest, payable on demand, at the default rate equal to the lesser of (i) the interest rate described in the Note plus two percent (2%) and (ii) the maximum applicable legal rate per annum.

The Company and the Investor have entered into a Commitment Letter (as defined below) concerning the payment of all outstanding debt due to the Investors under the Note and to Macquarie Bank Limited under its debt facility, as more fully disclosed in Item 8.01 below.

Item 8.01Other Events.

On December 5, 2013, the Company entered into a Commitment Letter with the Investor (the "Commitment Letter") whereby the Investor has agreed to provide $45 million under a senior secured credit facility (the "Credit Facility") to American Standard Energy, Corp., a Nevada corporation and wholly-owned subsidiary of the Company ("ASEC"), with the subsequent merger of ASEN 2 with and into ASEC as the surviving entity.

Pursuant to the terms of the Commitment Letter: (i) the Credit Facility shall consist of a first lien term loan facility in the amount of $25 million (the "First Lien Term Loan") and a second lien term loan facility in the amount of $20 million (the "Second Lien Term Loan"), (ii) interest on the First Lien Term Loan will be paid in cash on a monthly basis at an annual rate of 5.0% plus PIK at an annual rate of

3.75% and Interest on the Second Lien Term Loan will be paid in cash on a monthly basis at an annual rate of 5.0% plus PIK at an annual rate of 8.0%, (iii) the Credit Facility will mature on the date that is 365 days from the date of execution of definitive documentation, (iv) the Company shall issue to the Investor warrants for 26 million shares of common stock, at a $0.01 strike price; (v) the Investor shall release and discharge the Company, its affiliates, directors, employees, attorneys, and agents from obligations, liabilities, claims, or causes of action provided for in the Warrant Modification, Release and Forbearance Agreement, dated September 13, 2013, by and between the Investor, Investor’s affiliates, and the Company, as well as an agreement that the Company shall withdraw its Form S-1 documents as filed with the SEC and that all securities held by the Investor will be registered with the SEC within one year; and (vi) the proceeds of the Credit Facility shall be used for the payment of all outstanding debt due to Macquarie Bank Limited, under the Credit Agreement dated September 21, 2011, and the Investor, under the Note, including related fees and expenses, due and owing, with any remaining balance available for general working capital purposes.

Closing of the Credit Facility is subject to a number of conditions including: execution of definitive documentation, no material adverse change, receipt by the Investor of a final valuation report on the Company from Energy Spectrum Advisors Inc. at a valuation greater than $80 million enterprise value dated as of closing, exchange of outstanding Series A Cumulative Preferred Stock into a new series of preferred stock of the Company at no less than $0.50 per share, extension of leases until December 31, 2017 for all leases not held by production, granted to the Company by Randall Capps and his controlled entities, receipt of legal opinions, other usual and customary conditions, and completion of due diligence satisfactory to the Investor in the Investor's sole discretion.  There is no assurance that the Credit Facility will be completed as planned or at all.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 6, 2013

AMERICAN STANDARD ENERGY CORP.

By:	/s/ J. Steven Person
J. Steven Person, Chief Executive Officer